Exhibit 10.15
April 1, 2024

VIA EMAIL
Jimmy Duan

Dear Jimmy:
BlackLine Systems, Inc. (“BlackLine”), located at 21300 Victory Blvd. 12th Floor, Woodland Hills, CA 91367, is pleased to make this offer of employment to you.
Your employment will begin on or before May 6, 2024. You will hold the title of Chief Customer Officer reporting to Owen Ryan, Co-CEO, and be expected to perform the job duties assigned to this role.
1.As compensation for your services, BlackLine will pay you wages in the gross amount of $425,000.00 (“Wages”) annually, subject to legally required withholding and payable bi-weekly and in accordance with BlackLine’s usual payroll policies and practices.
2.Subject to the approval of the BlackLine, Inc. Compensation Committee, you will be granted equity of an approximate value of $6,000,000.00, which will be composed of 50% in restricted stock units (the “RSUs”) and 50% in performance stock units (the “PSUs”) under the BlackLine Equity Incentive Plan (as amended from time to time) (the “Plan”). The grant of RSUs and PSUs will be subject to the terms of this paragraph, the Plan and the form of RSU and PSU agreement approved by the BlackLine, Inc. Board of Directors for use under the Plan. The RSUs and PSUs will vest consistent with BlackLine’s standard vesting schedules and on the terms set forth in the Plan and related documentation. In 2025, you will be eligible for an annual refresh of equity; the equity value and terms of the award are at the discretion of and subject to the approval of the Compensation Committee (awards are generally made by the Compensation Committee in February or March each year).
3.You will be eligible to participate in the Annual Bonus Plan with a target bonus of 70% of your annual base salary. Bonus earnings are subject to the achievement of financial targets for overall performance of the Company and discretionary objectives established by the Compensation Committee. Bonus plans are generally reevaluated on an annual basis to ensure alignment with our “pay for performance” philosophy. The details of the Annual Bonus Plan will be provided to you at a later date during the plan year, and that documentation will govern your eligibility for bonus earnings.
4.As a Regular, Full-Time Employee (as defined by BlackLine’s Employee Handbook), you will become eligible for such employee benefits as are generally provided to similarly situated BlackLine employees under the terms and conditions established by the policy and/or plan document governing each benefit. As a material term of your employment and continuing employment with BlackLine, you will be required to sign, if requested to do so, BlackLine’s Employee Confidentiality and Inventions Agreement and BlackLine’s Mutual Arbitration Agreement, as either may be modified from time to time.
5.You will receive a one-time, Signing Bonus in the gross amount of $120,000.00 paid after your first day of employment and subject to legally required withholding and the following retention repayment terms in paragraph 6.
6.If, within two years after you commence working at BlackLine, you voluntarily resign from your employment or you are terminated from your employment for “Cause” (which, for purposes of this offer letter means willful misconduct, failure to carry out your duties, or failure to obey lawful rules or directives), BlackLine will be entitled to recoup its payment of the Signing Bonus Expenses in accordance with the following schedule:

RESIGNATION TERMINATION DATE	RECOUPMENT AMOUNT
Within 6 months after you start employment	100% of the Signing Bonus

More than 6 months and less than 12 months after you start employment	75% of the Signing Bonus

More than 12 months and less than 18 months after you start employment	50% of the Signing Bonus

Between 18 and 24 months after you start employment	25% of the Signing Bonus
7.You will be employed as an “at-will employee” of BlackLine, which means that you or BlackLine may terminate your employment at any time, with or without cause and with or without advance notice. This at-will employment arrangement cannot be modified in any way except by a written agreement signed by you and one of BlackLine’s Chief Executive Officers.
8.If your employment at BlackLine is terminated at any time for any reason, and whether by you, BlackLine, or by mutual agreement, BlackLine’s sole obligation will be to provide you with the following: (a) your earned Wages through your termination date; (b) payment for any Paid Time Off accrued and unused, if any, as of your termination date; and (c) any other payment or benefit required by law.
9.Severance. Subject to the approval of the Committee, you will be entitled to participate in the Company’s Change of Control and Severance Policy (the “Policy”) under which you will be eligible to receive severance payments and benefits upon certain qualifying terminations of your employment based on your senior level position within the Company, subject to the terms and conditions of the Policy. Additional details will be provided to you about the Policy at a later date. In addition, if the company initiates and terminates your employment during the first twelve (12) months of your employment and prior to the first vesting date of the RSUs for any reason other than Cause (as defined below) or a Change in Control (as described in the Policy), the first vesting of the RSU shall accelerate to the last day of your employment.
10.“Cause” Definition. For purposes of this letter, “Cause” means the occurrence of one or more of the following events or circumstances as determined in good faith by the Committee: (i) your gross negligence or willful misconduct in the performance of duties to the Company that has resulted or is reasonably likely to result in damage to the Company or its subsidiaries as determined in good faith by the Board, (ii) your commission of any act of fraud, embezzlement, or dishonesty that has caused or is reasonably expected to result in injury to the Company (or any of its subsidiaries), (iii) any material unauthorized use or disclosure of any confidential and proprietary information or trade secrets of the Company (or a successor, if appropriate) or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company (or a successor, if appropriate) as determined in good faith by the Committee, (iv) conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude or commission of any act of fraud with respect to the Company, or (v) your material breach of any of your obligations under any written agreement or covenant with the Company (or any of its subsidiaries).
11.Business Travel. As a member of the senior executive team, you will be eligible for above-coach seating pursuant to the terms of the Company’s global travel policy.
This offer letter constitutes the entire and complete understanding between you and BlackLine concerning the subject matter referenced herein. All prior representations, agreements, arrangements, and understandings between or among you and any representative of BlackLine, whether oral or written, have been fully and completely merged herein and are fully superseded by this letter.

Commencement of your employment at BlackLine, even if you accept this offer, is conditioned upon: (a) verification that your employment with any other employer has ended; (b) satisfactory verification of any employment references you have provided; (c) satisfactory completion of a background check; and (d) verification of your legal entitlement to work in the United States.

If you wish to accept this offer, please sign below and return this letter to me. We look forward to hearing back from you at your earliest convenience, and in no case later than 5pm pacific on or before April 5, 2024. If we have not received your written acceptance of this offer by then, this offer shall be deemed to have expired.

Sincerely,

/s/ Mary Ainsworth
Mary Ainsworth
Chief People Officer

AGREED AND ACCEPTED.

/s/ Jimmy Duan	April 2, 2024
Jimmy Duan	Date